UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2016

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55577	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 6, 2016, the common stock of Affinion Group Holdings, Inc. (“Affinion Holdings”) was approved for quotation on the OTCQX under the ticker symbol “AFGR”. Such approval for quotation satisfies Affinion Holdings’ obligation under the Shareholders Agreement, dated November 9, 2015, by and among Affinion Holdings and the stockholders party thereto, to use its commercially reasonable efforts to cause the common stock of Affinion Holdings to be qualified for quotation on the OTC Bulletin Board (or other available over-the-counter market).

The OTCQX is the top tier of the three markets that comprise OTC Link LLC, an electronic inter-dealer quotation system that displays quotes, last sale prices and volume information in exchange-listed securities, over-the-counter equity securities, foreign equity securities and certain corporate debt securities. Trading in shares quoted on the OTCQX is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with Affinion Holdings’ operations or business prospects. As a result, there may be volatility in the market price of the shares of Affinion Holdings’ common stock for reasons unrelated to operating performance. Moreover, the OTCQX is not a stock exchange, and trading of securities on the OTCQX is often more sporadic than trading of securities listed on the New York Stock Exchange or another U.S. national securities exchange registered with the Securities and Exchange Commission. Accordingly, stockholders may have difficulty reselling any of their shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP HOLDINGS, INC.

Date: June 6, 2016	By:	/s/ Gregory S. Miller
		Name:	Gregory S. Miller
		Title:	Executive Vice President and Chief Financial Officer